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                                                                    EXHIBIT 99.1

               M A C K - C A L I R E A L T Y C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contact:          Barry Lefkowitz                    Darren Brandt
                  Executive Vice President           Sloane & Company
                  and Chief Financial Officer        (212) 446-1861
                  (908) 272-8000

                   MACK-CALI TO ACQUIRE PRENTISS PROPERTIES IN
                            $2.3 BILLION TRANSACTION
   --Company to Own and Manage Over 75 Million Square Feet of Properties, with 47 Million Square Feet Owned and 28 Million Square Feet Managed for Third
                                  Parties--
                        --Establishes National Platform--
            --Elevates Company to Become Fourth Largest Office REIT--
--Hersh Remains as CEO; William Mack and Michael Prentiss to Become Co-Chairmen;
                          Thomas August to Become COO--

Cranford, New Jersey--June 28, 2000--Mack-Cali Realty Corporation (NYSE:CLI) and Prentiss Properties Trust (NYSE:PP) today announced that they have entered into a definitive plan of merger in which Prentiss will merge into Mack-Cali in a transaction valued at $2.3 billion. The acquisition of Prentiss, a Dallas-based real estate investment trust (REIT), will add over 19 million square feet of primarily office properties to Mack-Cali's property portfolio, increasing the portfolio by 68% to over 47.7 million square feet.

Upon completion of the transaction, which is expected in the fourth quarter of 2000, subject to shareholder approval, the combined company will have a total market capitalization of approximately $5.9 billion, and a portfolio of 457 properties in 16 states and the District of Columbia, with over half of the portfolio in the Northeast. Prentiss's third-party management company, which manages over 25 million square feet of properties, will also be acquired as part of the transaction.

Mitchell E. Hersh, chief executive officer of Mack-Cali, who will remain chief executive officer of the combined company, commented, "This transaction substantially enhances the growth potential of our companies and establishes a new company with a highly-attractive national platform. The strategic benefits of this transaction go far beyond adding diversity, liquidity, scale and increased operational efficiencies to our combined portfolio. This transaction is about depth--depth in strategic geographic markets and depth in management. Prentiss' high-quality assets not only provide Mack-Cali entry into new markets like Chicago, but also add greater depth in high-barrier-to-entry markets like San Francisco, Washington, DC, and Austin. Further, the transaction adds highly-respected regional management and senior management to the company, and will

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enable us to focus our expanded development and value-added capability in our core markets."

Hersh added, "Both companies are confident that the long-term winners in the real estate industry will be national companies with regional strength that can provide their customers unparalleled levels of choice and service--this transaction accomplishes that and much more."

TERMS OF THE TRANSACTION

Under the terms of the transaction, Prentiss common shares will be exchanged for Mack-Cali common shares at a fixed exchange ratio of 0.956. The exchange ratio is not subject to change based on changes in the market prices of either company's common stock and there is no "collar" for the exchange ratio. The transaction values Prentiss at approximately $2.3 billion based on Mack-Cali's closing stock price of $27.00 per share on June 27, 2000, including approximately $1.0 billion of debt and $245 million in preferred equity. Mack-Cali will issue approximately 36.6 million new common shares in the transaction.

In exchange, Mack-Cali will acquire Prentiss's entire property and land portfolio, management team and third-party management business. Prentiss's owned portfolio includes 191 properties--including 184 operating properties and seven development properties--totaling 19.3 million square feet of space, including
15.1 million square feet of office space and 4.2 million square feet of industrial space, and land to develop 2.8 million square feet of space. Prentiss's properties are located in 10 core markets, including Washington, DC, Dallas, Austin, San Francisco and suburban Philadelphia--where Mack-Cali currently owns properties--as well as Chicago and Los Angeles. Leading tenants of Prentiss Properties include IBM Corporation, Kaiser Foundation Health Plan, and MCI Telecommunications Corporation.

ACQUISITION TO CREATE FOURTH LARGEST OFFICE REIT

By total market capitalization, the new company will rank as the fourth largest office REIT in the country, and will own approximately 47.7 million square feet of properties and land to develop an additional 13 million square feet of commercial space, manage 28 million square feet of space for third parties, and serve over 3,700 tenants.

The size and depth of the combined company will bring Mack-Cali enhanced growth opportunities and numerous competitive advantages. Highlights of the transaction include:

o The creation of a national company focused on high growth markets with high barriers to entry.

o An enhanced position in leading markets such as Washington, DC, Philadelphia, Dallas and San Francisco.

o    Entrance into strategic new markets including Chicago and Southern
     California.

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o    Increased access to capital, liquidity and operating leverage due to greater size.

o Improved operating platforms in five major regions with strong regional management.

o The addition of a significant, revenue-producing third-party leasing, property managementand construction management business.

o    Enhanced diversity and quality of earnings.

o The addition of experienced, well-respected real estate entrepreneurs that complement the existing management team.

o    Increased development activities.

o    Increased operational efficiencies.

MICHAEL PRENTISS TO BECOME CO-CHAIRMAN OF THE BOARD; OTHER MANAGEMENT CHANGES ANNOUNCED

Mack-Cali also reported today that while remaining a director, John J. Cali, 81, chairman of the board of Mack-Cali, will become chairman emeritus and William L. Mack, director, will be appointed co-chairman of the board with Michael V. Prentiss, chairman of the board of trustees at Prentiss. Brant B. Cali, executive vice president, chief operating officer and director, and John R. Cali, executive vice president-development, have decided to pursue other interests and will not continue to be part of the company's executive management. However, John R. Cali will be appointed to the board of directors where he will replace Brant B. Cali, who has resigned as a director of the company. John R. Cali will also serve on the executive committee of the board. The Cali family's stock holdings will remain invested in Mack-Cali.

Under the terms of the Prentiss transaction, Mack-Cali's board of directors will increase from 13 to 14 members. Mr. Prentiss will also serve as a member of the board's executive and investment committees. Thomas A. August, president and chief executive officer of Prentiss, will become chief operating officer. Mack-Cali's president, Timothy M. Jones, its executive vice president and chief financial officer, Barry Lefkowitz, and its executive vice president, general counsel and secretary, Roger W. Thomas, will continue to serve in their roles for the combined company.

Mr. Prentiss commented, "We are thrilled to join with Mack-Cali to further our shared vision for a 21st century real estate company. Our collective expertise as industry leading developers and real estate operators offers the promise to create a unique company, focused on servicing tenants' needs and delivering shareholder value. We believe combining with a well-regarded, extremely well-capitalized company like Mack-Cali will offer greatly enhanced growth opportunities to Prentiss' shareholders, employees and customers." He added, "We believe in the near term this new company will realize significant multiple expansion as it executes a focused strategy in its 12 core markets."

Prudential Securities Incorporated is serving as financial advisor to Mack-Cali and Lazard Freres & Co. LLC is serving as financial advisor to Prentiss for this transaction. The transaction is structured in order to qualify as a tax-free merger and will be accounted for using purchase accounting. Mr. Prentiss, an 8.0% shareholder in Prentiss,

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and certain executive officers of both companies have agreed to vote in favor of the merger agreement.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 266 properties, primarily office and office/flex buildings, totaling approximately 28.4 million square feet, located in 12 states and the District of Columbia. The properties, which are primarily located in the Northeast, enable the Company to provide a full complement of real estate opportunities to its diverse base of over 2,400 tenants. Additional information on Mack-Cali Realty Corporation is available by calling the company's investor relations department at 908-272-8000, extension 2484.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office, office/flex and industrial/warehouse properties; interest rate levels; the availability of financing; and other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors which could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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